Exhibit 99.1

BIOCRYST REPORTS FOURTH QUARTER AND FULL YEAR 2011 FINANCIAL RESULTS

•    Management to provide corporate update and discuss BCX5191 hepatitis C preclinical results

Research Triangle Park, North Carolina – February 16, 2012 – BioCryst Pharmaceuticals, Inc. (NASDAQ:BCRX) today announced financial results for the fourth quarter and full year ended December 31, 2011.

“As we move forward into 2012, BioCryst has the most promising pipeline in its history. Today our portfolio is balanced with both late- and early-stage assets, including a Phase 3 influenza program that is fully funded by the U.S. Government, a Phase-3-ready treatment for gout, as well as two highly innovative, BioCryst-discovered, potential treatments for Hepatitis C and hereditary angioedema. These novel compounds are on track to advance into clinical trials by the end of this year,” said Jon P. Stonehouse, President & Chief Executive Officer of BioCryst. “We have entered 2012 with a solid balance sheet and a combination of development assets that together have the potential to generate significant value for BioCryst’s shareholders.”

Fourth Quarter Financial Results

For the three months ended December 31, 2011, revenues decreased to $5.2 million from $16.7 million in last year’s quarter, primarily due to a $9.0 million decrease in collaboration revenue from the Department of Health and Human Services/Biomedical Advanced Research and Development Authority (HHS/BARDA) under the contract for the continued development of peramivir. This decrease resulted primarily from the completion of peramivir clinical trials in 2010.

Fourth quarter 2011 research and development expenses decreased to $14.1 million from $24.1 million in the fourth quarter of 2010. This decrease was primarily due to lower development costs associated with the peramivir and forodesine clinical programs following the completion of various clinical trials during 2010, partially offset by higher BCX4208 gout development costs associated with that program.

General and administrative expenses for the fourth quarter of 2011 decreased to $2.2 million compared to $2.9 million in last year’s quarter, primarily due to lower third-party professional expenses and the transition of the Company’s headquarters to North Carolina.

During the fourth quarter 2011, the Company incurred financing costs associated with its non-dilutive peramivir royalty monetization transaction completed in the first quarter of 2011. These costs relate to a $1.1 million mark-to-market loss on its foreign currency hedge, resulting from changes in the U.S. dollar/yen exchange rate and $1.2 million in interest expense related to the non-recourse notes issued in conjunction with the financing transaction.

The net loss for the fourth quarter 2011 was $13.2 million, or $0.29 per share, compared to a net loss of $10.2 million, or $0.23 per share, for the fourth quarter 2010.

Full Year 2011 Financial Results

For the year ended December 31, 2011, total revenues were $19.6 million, reflecting a $42.7 decrease from 2010 revenue of $62.4 million. Total 2011 revenue decreased from 2010 due to a $25.4 million decrease in HHS/BARDA collaboration revenue, as well as a $7.0 million milestone payment from Shionogi & Co., Ltd., and the sale of $8.3 million of peramivir active pharmaceutical ingredient (API) to Shionogi and Green Cross Corporation, all of which occurred in 2010 and did not recur in 2011.

Research and development expenses decreased to $56.9 million for 2011 from $83.9 million in 2010, primarily due to lower development costs associated with the peramivir and forodesine clinical programs following the completion of various clinical trials in 2010. Additionally, research and development expenses in the same period last year included $8.2 million of manufacturing costs related to production of peramivir API for collaborators Shionogi and Green Cross Corp. This API expense did not recur in 2011.

General and administrative expenses of $12.3 million in 2011 were slightly lower than $12.8 million in 2010.

During 2011, the Company realized financing costs associated with its peramivir royalty monetization transaction noted above, including a $4.0 million mark-to-market loss on its foreign currency hedge, resulting from changes in the U.S. dollar/yen exchange rate and $3.8 million in interest expense related to the notes issued in conjunction with the transaction.

The net loss for the year ended December 31, 2011 was $56.9 million, or $1.26 per share, compared to a net loss of $33.9 million, or $0.76 per share, for 2010.

Cash, cash equivalents and investments totaled $57.7 million at December 31, 2011 as compared to $66.3 million at December 31, 2010. Net operating cash use for the recent quarter was $4.8 million and $29.8 million for the full year 2011. Actual operating cash utilization was below the Company’s 2011 guidance of $35 million as a result of strong working capital management and tight expense control. Operating cash use for the three and twelve months ending December 31, 2011 excludes proceeds from royalty monetization and other non-routine cash inflows, as well as $0.5 million and $3.5 million, respectively, in cash used as hedge collateral.

Clinical Development Update & Outlook

•

Yesterday BioCryst announced positive preclinical results for BCX5191, a potent and selective nucleoside analog targeting RNA polymerase for the potential treatment of hepatitis C. BioCryst expects to complete toxicology and other preclinical studies, and to be ready to file for first in human studies during the fourth quarter of 2012.

•

In January 2012, BioCryst announced positive long-term results from the extension phase of its randomized Phase 2b study of BCX4208 added to allopurinol in patients with gout who had failed to reach the serum uric acid (sUA) therapeutic goal of <6 mg/dL on allopurinol alone. The results of this 24-week, blinded safety extension confirm that BCX4208 was generally safe and well-tolerated, and sustained sUA control over time. These results are consistent with the previously reported positive findings at the 12-week primary efficacy time point. In a sub-study to assess responses to a vaccine challenge after 16 or 20 weeks of BCX4208 treatment, patients generated a healthy immune response.

•	BioCryst is preparing for upcoming BCX4208 end of Phase 2 regulatory discussions. In addition, the Company is actively evaluating potential partners to fund Phase 3 development and commercialization.

•

BioCryst continues to enroll patients in the ongoing Phase 3 efficacy study of the influenza antiviral i.v. peramivir. The Company plans to provide an update following the planned interim analysis, which has been amended to include an assessment of futility as well as a change in timing. This analysis is now scheduled to be conducted at the earlier of the following: the conclusion of the 2012 Southern Hemisphere flu season or reaching 70% of the current enrollment goal of 160 patients for the primary efficacy analysis population.

•

The Company continues to advance BCX4161, a potent inhibitor of kallikrein for potential development as an oral, prophylactic treatment for hereditary angioedema to be ready to file for first in human studies during the second half of 2012.

Financial Outlook for 2012

Based upon current trends and assumptions, as well as the Company’s planned operations, BioCryst expects net operating cash use to be in the range of $32 to $38 million, and expects its total operating expenses to be in the range of $57 to $69 million. The Company’s operating cash forecast excludes any potential cash inflows from out-licensing or other sources. BioCryst’s 2012 financial results will be heavily dependent on peramivir-related operating expenses, which are largely a function of the rate of enrollment in the Company’s ongoing Phase 3 clinical trial, which in turn is dependent on the prevalence and severity of influenza in those geographies where BioCryst has clinical sites.

Conference Call and Webcast

BioCryst’s leadership team will host a conference call and webcast on Thursday, February 16, 2012 at 11:00 a.m. Eastern Time to discuss these financial results and recent corporate developments, including results from the BCX5191 hepatitis C program. To participate in the conference call, please dial 1-877-303-8027 (United States) or 1-760-536-5165 (International). No passcode is needed for the call. The webcast can be accessed by logging onto www.BioCryst.com. Please connect to the website at least 15 minutes prior to the start of the conference call to ensure adequate time for any software download that may be necessary.

About BioCryst Pharmaceuticals

BioCryst Pharmaceuticals designs, optimizes and develops novel small-molecule pharmaceuticals that block key enzymes involved in infectious diseases, inflammatory diseases and cancer. BioCryst currently has three novel late-stage compounds in development: peramivir, a neuraminidase inhibitor for the treatment of influenza, BCX4208, a purine nucleoside phosphorylase (PNP) inhibitor for the treatment of gout, and forodesine, an orally-available PNP inhibitor for cancer, which is being developed by Mundipharma under a global license agreement. Utilizing crystallography and structure-guided drug design, BioCryst continues to discover additional compounds and to progress others through preclinical and early development to address the unmet medical needs of patients and physicians. For more information, please visit the Company’s website at www.BioCryst.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding future results, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include: that there can be no assurance that our compounds will prove effective in clinical trials; that development and commercialization of our compounds may not be successful; that HHS/BARDA may further condition, reduce or eliminate future funding of the peramivir program; that we or our licensees may not be able to enroll the required number of subjects in planned clinical trials of our product candidates and that such clinical trials may not be successfully completed; that BioCryst or its licensees may not commence as expected additional human clinical trials with our product candidates; that our product candidates may not receive required regulatory clearances from the FDA; that ongoing and future preclinical and clinical development may not have positive results; that we or our licensees may not be able to continue future development of our current and future development programs; that our development programs may never result in future product, license or royalty payments being received by BioCryst; that BioCryst may not be able to retain its current pharmaceutical and biotechnology partners for further development of its product candidates or it may not reach favorable agreements with potential pharmaceutical and biotechnology partners for further development of its product candidates; that our actual cash burn rate may not be consistent with our expectations; that BioCryst may not have sufficient cash to continue funding the development, manufacturing, marketing or distribution of its products and that additional funding, if necessary, may not be available at all or on terms acceptable to BioCryst. Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and current reports on Form 8-K, all of which identify important factors that could cause the actual results to differ materially from those contained in our projections and forward-looking statements.

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BCRXW

CONTACT:	Robert Bennett, BioCryst Pharmaceuticals, +1-919-859-7910 (Investors)
Catherine Kyroulis, WCG, +1-212-301-7174 (Media)

BIOCRYST PHARMACEUTICALS, INC.

CONSOLIDATED FINANCIAL SUMMARY

(in thousands, except per share amounts)

Statements of Operations

	(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenues:
Product sales	$—	$—	$—	$325
Royalties	—	(711)	—	—
Collaborative and other research and development	5,224	17,405	19,643	62,056

Total revenue	5,224	16,694	19,643	62,381

Expenses:
Cost of products sold	—	—	—	86
Research and development	14,116	24,068	56,898	83,900
General and administrative	2,150	2,934	12,332	12,752

Total expenses	16,266	27,002	69,230	96,738

Loss from operations	(11,042)	(10,308)	(49,587)	(34,357)

Interest and other income	84	107	413	504
Interest expense	(1,160)	—	(3,774)	—
Loss on foreign currency derivative	(1,074)	—	(4,000)	—

Net loss	$(13,192)	$(10,201)	$(56,948)	$(33,853)

Basic and diluted net loss per common share	$(0.29)	$(0.23)	$(1.26)	$(0.76)

Weighted average shares outstanding	45,266	44,918	45,144	44,564

Note: Legal patent costs are now classified as Research & Development expense, whereas previously they were classified as General & Administrative expense.

Balance Sheet Data

	December 31, 2011	December 31, 2010
Cash, cash equivalents and securities	$57,725	$66,341
Receivables from collaborations	5,831	30,227
Total assets	82,208	109,447
Non-recourse notes payable	30,000	—
Accumulated deficit	(353,520)	(296,572)
Stockholders’ equity	14,806	65,503